Exhibit 10.2

Berkshire Hills Bancorp, Inc.

Amended and Restated Executive Compensation Agreement

Luke D. Kettles

This Amended and Restated Executive Compensation Agreement (this “Agreement”) is made effective as of December 11, 2014 by and between Berkshire Hills Bancorp, Inc. (“Berkshire”) and Luke D. Kettles.

Recitals

WHEREAS, Berkshire and Luke D. Kettles previously entered into an executive compensation proposal dated November 3, 2014 (the “Original Agreement”); and

WHEREAS, the parties to the Agreement desire to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties agree as follows:

Overview:

As you know, Berkshire has entered into an Agreement and Plan of Merger between Berkshire and Hampden Bancorp, Inc. (“Hampden”), dated as of November 3, 2014. This Agreement describes your current agreement and the agreement for your future compensation.

Current Arrangements:

•               Change in Control Agreement - Your change in control agreement provides for a lump sum cash payment equal to two (2) times your prior five-year “annual compensation” (as defined in the change in control agreement) and up to 18 months of continued health, dental and disability insurance at no cost to you, if following a Change in Control your employment is terminated Without Cause or With Good Reason. In addition, if you are offered employment that is comparable in terms of compensation and responsibilities, and you remain employed for six (6) months, you will receive a lump sum payment equal to 3 months base salary.

•               You are also subject to certain non-solicitation obligations for six (6) months following your termination of employment under the change in control agreement.

•               Salary Continuation Agreement - You also participate in an executive salary continuation agreement. Under the terms of that agreement, upon a termination of employment prior to age 65, you are entitled to the vested portion of the accounting accrual, payable in a lump sum.

Proposed Compensation Arrangements:

•               Effective on the closing date of the merger, you will be employed by Berkshire as Commercial Regional Leader for the Pioneer Valley. Your initial base salary will be $225,000.

•               Effective on the closing date of the merger, yon will participate in Berkshire’s change in control severance plan on similar terms as other similarly situated officers (and with the same two year change in control multiple as provided under your current agreement).

•               Effective on the closing date of the merger, you will receive a stay bonus of $205,000 payable in cash.

•               If at any time during the first six months following the closing date of the merger, your employment with Berkshire is terminated as a result of a mutual decision between the parties for any reason other than cause, or after completing six months of employment with Berkshire, you decide unilaterally within five business days to resign for any reason, Berkshire will pay you $205,000 provided that you will be subject to the non-solicitation restrictions for one (1) year as provided in your current change in control agreement.

•               You will receive a minimum annual performance bonus of $125,000 for each of the first two years following the closing date of the merger (for total aggregate bonuses of $250,000), assuming you are still employed by Berkshire on each one-year anniversary from the closing date of the merger (for two years) payable one-half in cash and one-half in the form of restricted stock that will vest over three years, with one-third vesting each year. If Berkshire terminates your employment during the first two years following the closing date of the merger for a reason other than cause (as such term is defined in Berkshire’s employment agreement with its President and Chief Executive Officer), you will receive the minimum annual performance bonus of $125,000 that would otherwise have been paid to you for that year (as if you had remained employed on the applicable anniversary date of the merger), and you will forfeit any subsequent performance bonuses.

•               Hampden will terminate your salary continuation agreement prior to the effective time of the merger. Within 45 days of the termination of the agreement, you will receive a lump sum payment equal to the present value of an annual benefit of $50,000 paid in monthly installments for your expected lifetime beginning at age 65. For the purpose of clarity, such amount is currently estimated to be $188,000.

•               You will agree to add an automatic limitation to your salary continuation agreement, so that amounts and benefits payable to you in connection with the change in control will be automatically limited so as not to permit any excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

•               Hampden will terminate your change in control agreement prior to the effective time of the merger, and you will not receive any payment or benefits under the agreement, except as provided in the third bullet under “Proposed Compensation Arrangements” above. You will provide any consents that may be required.

•               Effective October 31, 2014, you agree that any compensation resulting from the exercise of stock options and/or the sale of stock received upon such stock option exercise will not be included in the definition of “annual compensation” under your change in control agreement for purposes of determining cash severance that may be due in connection with a change in control.

•               All payment amounts are subject to adjustment depending on final tax calculations, confirmation of 2012 through 2014 compensation and are subject to applicable tax withholding. All payments of deferred compensation will be subject to a six-month delay if and to the extent necessary and advisable to avoid additional taxes and penalties under Section 409A of the Code.

•               Berkshire makes no representation and warranties with respect to excess parachute payments under Section 280G of the Code and does not undertake any liability or indemnification with respect to any related taxes.

•               This Agreement supersedes the Original Agreement.

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A C C E P T E D

BERKSHIRE HILLS BANCORP, INC.

By
	/s/ Linda A. Johnston	12-11-14
	Linda A. Johnston, Executive Vice President	Date
– Human Resources

By signing below, you agree that this Agreement will be binding upon you, will take effect on the Closing Date, and will as of such date supersede any other employment, severance, change of control or related agreements between the undersigned executive and Hampden and its affiliates. The parties agree to work in good faith to document the terms of this agreement into one or more written documents consistent with the terms set forth herein. In the event that the Merger Agreement is terminated prior to the occurrence of the Closing Date, this Agreement shall become null and void and of no effect.

By
	/s/ Luke D. Kettles	11-Dec-2014
	Luke D. Kettles	Date